Exhibit 99.1

todd bryant, rli chief financial officer to retire; aaron diefenthaler named successor effective january 1, 2026

PEORIA, ILLINOIS, November 13, 2025 -- RLI Corp. (NYSE: RLI) -- RLI Corp. today announced that Todd Bryant, Chief Financial Officer, will retire from the CFO role on December 31, 2025, following more than 30 years with the company.

“Todd has been a strategic partner and trusted advisor throughout his career at RLI,” said RLI Corp. President & CEO Craig Kliethermes. “His insight, integrity and steady leadership have left a lasting impact on RLI’s culture and success. On behalf of the board of directors and all RLI employees, I want to thank him for his dedicated service to our company.”

Bryant joined RLI in 1993 and has served as Chief Financial Officer since 2019. During his tenure, he held several leadership roles in Accounting and Finance, including Vice President, Finance & Controller.

Aaron Diefenthaler, currently Chief Investment Officer & Treasurer, has been appointed to succeed Bryant as Chief Financial Officer, effective January 1, 2026.

Bryant will remain in an advisory role through mid-year 2026 to support the transition of responsibilities.

Diefenthaler joined RLI in 2012 as Vice President and Chief Investment Officer and was named Treasurer in 2014. Prior to joining RLI, he held leadership roles at Asset Allocation and Management LLC, SS&C Technologies and Northern Trust. He holds a bachelor’s degree in finance from Indiana University and an MBA from DePaul University’s Kellstadt Graduate School of Business. He also holds the Chartered Financial Analyst (CFA) designation.

“Aaron has demonstrated exceptional leadership and a deep understanding of our business, values and culture,” Kliethermes said. “He has been instrumental in guiding our investment and business development strategies and will play an even greater role in advancing our financial strategy to support continued stability and long-term growth.”

This appointment underscores RLI’s commitment to strong financial stewardship and proactive succession planning.

ABOUT RLI
RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. To learn more about RLI, visit www.rlicorp.com.

Exhibit 99.1

MEDIA CONTACT
Lisa Gates
Vice President, Marketing & Communications
309-692-1000 x5438
Lisa.Gates@rlicorp.com

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